Exhibit 99.1

CONTINENTAL BUILDING PRODUCTS REPORTS THIRD QUARTER 2014 RESULTS

Herndon, Virginia, November 3, 2014. Continental Building Products, Inc. (NYSE: CBPX) (the “Company”), a leading manufacturer of gypsum wallboard and complementary finishing products, announced today results for the third quarter ended September 30, 2014.

Highlights of Third Quarter 2014 (Successor) as Compared to Third Quarter 2013 on a Pro Forma Basis1,2

•	Net sales increase 8.6% to $113.8 million

•	Adjusted EBITDA[2] increases 32.0% to $33.7 million

•	Operating income of $20.2 million, compared to $0.3 million in the prior year period

•	Adjusted EBITDA margin[2] expands 520 basis points to 29.6%

•	Operating income margin of 17.8%, compared to 0.3% in the prior year period

•	Adjusted earnings per share[2] improves to $0.22, compared to $0.10 per share in the prior year period

•	Diluted earnings per share improves to $0.22, compared to a $0.12 loss per share in the prior period

•	Wallboard average mill net[3] price up 6.3% to $154.10 per thousand square feet (MSF)

•	Wallboard volume grows 3.8% to 590 million square feet (MMSF)

•	Cash flows from operations used to reduce indebtedness by $24.9 million during the quarter

“Our focus on operational excellence and maximizing our returns from our low cost base was evident in our third quarter results,” stated Ike Preston, Continental’s CEO. “We significantly increased our adjusted EBITDA and demonstrated the operating leverage that we are able to generate as volumes grow. We also used the majority of our EBTIDA to reduce debt and further improve our credit ratios.”

Mr. Preston continued, “As we finish 2014 and look to the new year, we remain focused on realizing the full potential of our business. We are confident that the long-term fundamentals for construction growth remain strong and we remain focused on delivering value to our customers while actively managing our costs and continuing to deploy our capital in a disciplined manner to drive shareholder value.”

Third Quarter 2014 (Successor) vs. Third Quarter 2013 on a Pro forma Basis

Net sales for the third quarter of 2014 totaled $113.8 million, up 8.6%, compared to $104.7 million in the pro forma third quarter of 2013. The increase in sales was supported by a 6.3% increase in the average mill net price to $154.10 per MSF from $144.96 per MSF in the prior year quarter. Wallboard volumes also contributed to the sales increase with a rise of 3.8% to 590 MMSF compared to 568 MMSF in the prior year quarter, with a 6.7% increase in U.S. volumes partially offset by lower volumes in Canada. The improvement in sales was slightly offset by the impact of unfavorable foreign exchange rates.

[1]	Pro forma results are presented as a result of the acquisition that was completed during the prior year quarter on August 30, 2013. See the financial schedules at the end of this press release and the discussion below for more information regarding the acquisition and the pro forma adjustments.
[2]	See the financial schedules at the end of this press release for a reconciliation of adjusted EBITDA, adjusted EBITDA margin and adjusted earnings per share, which are non-GAAP financial measures, to relevant GAAP financial measures.
[3]	Mill net sales price represents average selling price per thousand square feet net of freight and delivery costs.

The comparison of the periods presented was significantly impacted by costs associated with the Company’s acquisition by Lone Star in 2013. Gross profit was $28.0 million in the third quarter of 2014, compared to $14.1 million in the prior year quarter on a pro forma basis. Gross profit in the third quarter of 2013 includes $7.2 million of nonrecurring costs primarily related to lease termination costs and defined benefit plans no longer maintained by the Company following the acquisition. Excluding the impact of these nonrecurring items, gross profit improved $6.6 million, or 420 basis points, from the prior year quarter primarily as a result of higher average wallboard mill net prices and operating leverage achieved with increased sales volumes.

Selling and Administrative expense (SG&A) was $7.8 million in the third quarter of 2014, a decrease of 43.6% from $13.8 million in the prior year quarter on a pro forma basis. Excluding the impact of $4.6 million of nonrecurring expenses mostly related to closing fees for the acquisition, SG&A improved $1.4 million, or 200 basis points, from the prior year quarter as strict cost controls helped offset additional costs to operate as a stand-alone publicly traded company following the completion of our Initial Public Offering in February 2014. Services performed by Lafarge North America, which resulted in allocated SG&A costs in the prior year, are now performed in-house or through a transition services agreement with Lafarge North America, which we expect to terminate in November 2014. In the current quarter, all of these costs were captured in direct SG&A.

Operating income was $20.2 million in the third quarter of 2014, up $19.9 million from $0.3 million in the prior year quarter on a pro forma basis.

Interest expense was $4.9 million in the third quarter of 2014, down $0.8 million from $5.8 million in the prior year quarter on a pro forma basis, largely reflecting a reduction in long-term debt and a decrease in the interest rate on the Company’s borrowings. In August 2014, Moody’s upgraded the Company’s corporate rating to B2 from B3 with a stable rating outlook which resulted in a 25 basis point reduction of the interest rate paid by the Company. Year to date, the Company has reduced its interest rate margin spread on long-term debt under its first lien credit agreement by 75 basis points.

Net income was $9.5 million, or $0.22 per share, for the third quarter of 2014, compared to a net loss of $5.4 million, or a $0.12 loss per share, in the prior year quarter on a pro forma basis. Adjusted net income was $4.5 million, or $0.10 per share, for the third quarter 2013, excluding the impact of nonrecurring costs.4

Adjusted EBITDA increased 32.0% to $33.7 million for the third quarter of 2014 compared to $25.6 million for the prior year quarter on a pro forma basis.

On September 30, 2014, the Company had cash of $12.2 million and total debt outstanding of $374.0 million. In the third quarter of 2014, the Company generated operating cash flow of $33.4 million and incurred $3.2 million of capital expenditures. In the third quarter of 2014, the Company used cash on hand for the repayment of $24.9 million of debt with the next principal payment on the Company’s indebtedness not required until August 2020.

[4]	See the financial schedules at the end of this press release for a reconciliation of adjusted net income and adjusted earnings per share, non-GAAP financial measures, to net income and earnings per share.

Investor Conference Webcast and Conference Call:

The Company will host a webcast and conference call on Monday, November 3, 2014 at 5:00 p.m. Eastern time to review third quarter results and discuss recent events. The live webcast will be available on the Investor Relations section of the Company’s website at www.continental-bp.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through December 3, 2014, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13592221.

About Continental Building Products

Continental Building Products is a leading North American manufacturer of gypsum wallboard, joint compound and complementary finishing products. The Company is headquartered in Herndon, Virginia with operations serving the residential, commercial and repair and remodel construction markets primarily in the eastern United States and eastern Canada. For additional information, visit www.continental-bp.com.

On August 30, 2013, an affiliate of the Company’s controlling stockholder acquired substantially all of the assets of the gypsum business that was part of Lafarge North America Inc. (Lafarge) for a purchase price of approximately $703 million. The financial statements presented for periods prior to August 30, 2013, or the Predecessor statements, are derived from Lafarge’s consolidated financial statements and accounting records of its gypsum division. Continental, which was formed on July 26, 2013, had no operating results prior to its acquisition of the Lafarge gypsum division. The financial statements after August 30, 2013, or the Successor statements, reflect the net assets acquired at fair value and also include additional indebtedness arising from the acquisition. As a result, the Successor statements and Predecessor statements are not readily comparable.

Third quarter 2013 and nine months ended September 30, 2013, operating figures are presented on a pro forma basis to reflect the acquisition that was completed on August 30, 2013. The unaudited pro forma combined statements of operations give effect to the pro forma transactions as though the pro forma transactions had occurred as of January 1, 2012.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal year 2013 filed on March 27, 2014, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:

703 480-3980

Investorrelations@continental-bp.com

Continental Building Products, Inc.

Consolidated (Successor) / Combined (Predecessor) Statements of Operations

(dollars in thousands, except per share data)

(Unaudited)

	Successor	Successor	Predecessor	Pro Forma
	Three Months Ended September 30, 2014	July 26 - September 30, 2013	July 1 - August 30, 2013	Three Months Ended September 30, 2013

Net Sales	$113,804	$35,630	$69,119	$104,749
Costs, expenses and other income:
Cost of goods sold	85,821	31,537	56,190	90,627
Selling and administrative:
Direct	7,774	6,200	6,282	12,611
Allocated from Lafarge	—	—	1,175	1,175

Total selling and administrative	7,774	6,200	7,457	13,786

Total costs and operating expenses	93,595	37,737	63,647	104,413

Operating income (loss)	20,209	(2,107)	5,472	336
Other (expense) income, net	(131)	85	176	261
Interest (expense) income, net	(4,945)	(2,364)	40	(5,789)

Income (loss) before earnings (losses) on equity method and income tax	15,133	(4,386)	5,688	(5,192)
Earnings (losses) from equity method investment	(20)	—	25	—

Income (loss) before income tax	15,113	(4,386)	5,713	(5,192)
Income tax (expense) benefit	(5,627)	(254)	(1)	(255)

Net income (loss)	$9,486	$(4,640)	$5,712	$(5,447)

Net income (loss) per share:
Basic	$0.22	$(0.14)		$(0.12)
Diluted	$0.22	$(0.14)		$(0.12)
Weighted average shares outstanding:
Basic	44,069,000	32,304,000		44,069,000
Diluted	44,081,402	32,304,000		44,069,000

Other Financial and Operating Data:
EBITDA (1)	$33,720	$2,487	$9,868	$13,726
Adjusted EBITDA (1)	$33,720	$9,358	$16,324	$25,553
Capital expenditures	$3,219	$43	$978	$1,021
Wallboard sales volume (MSF)	590	195	373	568
Mill net sales price (2)	$154.10	$144.06	$145.43	$144.96

(1)	EBITDA and Adjusted EBITDA are non-GAAP measures. See “Reconciliation of Non-GAAP Measures” below for how we calculate and define EBITDA and Adjusted EBITDA as non-GAAP measures, reconciliations thereof to operating income, the most directly comparable GAAP measure, and a description as to why we believe these measures are important.
(2)	Mill net sales price represents average selling price per thousand square feet net of freight and delivery costs.

	Successor	Successor	Predecessor	Pro Forma
	Nine Months Ended September 30, 2014	July 26 - September 30, 2013	January 1 - August 30, 2013	Nine Months Ended September 30, 2013

Net Sales	$303,692	$35,630	$252,248	$287,878
Costs, expenses and other income:
Cost of goods sold	241,042	31,537	195,338	242,975
Selling and administrative:
Direct	23,358	6,200	19,338	25,924
Allocated from Lafarge	—	—	4,945	4,945

Total selling and administrative	23,358	6,200	24,283	30,869

Total costs and operating expenses	264,400	37,737	219,621	273,844

Operating income (loss)	39,292	(2,107)	32,627	14,034
Other (expense) income, net	(5,461)	85	(191)	(106)
Interest expense, net	(24,518)	(2,364)	(91)	(17,486)

Income (loss) before earnings (losses) on equity method investment and income tax	9,313	(4,386)	32,345	— (3,558)
Earnings (losses) from equity method investment	(257)	—	(30)	—

Income (loss) before income tax	9,056	(4,386)	32,315	(3,558)
Income tax (expense) benefit	(3,526)	(254)	(130)	(384)

Net income (loss)	$5,530	$(4,640)	$32,185	$(3,942)

Net income (loss) per share:
Basic	$0.13	$(0.14)		$(0.09)
Diluted	$0.13	$(0.14)		$(0.09)
Weighted average shares outstanding:
Basic	42,560,667	32,304,000		44,069,000
Diluted	42,568,885	32,304,000		44,069,000

Other Financial and Operating Data:
EBITDA (1)	$80,616	$2,487	$49,513	$53,114
Adjusted EBITDA (1)	$80,616	$9,358	$63,904	$72,876
Capital expenditures	$6,090	$43	$2,506	$2,549
Wallboard sales volume (million square feet)	1,552	195	1,334	1,528
Mill net sales price (2)	$155.57	$144.06	$147.55	$147.11

(1)	EBITDA and Adjusted EBITDA are non-GAAP measures. See “Reconciliation of Non-GAAP Measures” below for how we calculate and define EBITDA and Adjusted EBITDA as non-GAAP measures, reconciliations thereof to operating income, the most directly comparable GAAP measure, and a description as to why we believe these measures are important.
(2)	Mill net sales price represents average selling price per thousand square feet net of freight and delivery costs.

Continental Building Products, Inc.

Consolidated Balance Sheets

(dollars in thousands)

	As of September 30, 2014 (unaudited)	As of December 31, 2013
Assets
Cash	$12,156	$11,822
Receivables, net	39,512	32,328
Inventories	34,737	28,120
Prepaid and other current assets	9,888	4,523
Deferred taxes, current	5,589	2,137

Total current assets	101,882	78,930
Property, plant and equipment, net	359,883	383,625
Customer relationships and other intangibles, net	114,480	126,126
Goodwill	119,945	119,945
Equity method investment	10,989	—
Financial interest in Seven Hills	—	13,000
Debt issuance costs	9,330	17,800
Deferred taxes, non-current	83	950

Total Assets	$716,592	$740,376

Liabilities and Equity
Accounts payable	29,865	$28,126
Accrued and other liabilities	9,088	11,325
Notes payable, current portion	—	4,150

Total current liabilities	38,953	43,601
Other long-term liabilities	9,589	—
Notes payable, non-current portion	373,967	559,924

Total liabilities	422,509	603,525

Equity
Common stock	44	32
Additional paid-in capital	287,681	134,968
Accumulated other comprehensive loss	(1,277)	(254)
Accumulated earnings	7,635	2,105

Total equity	294,083	136,851

Total liabilities and equity	$716,592	$740,376

Continental Building Products, Inc.

Consolidated (Successor) / Combined (Predecessor) Statements of Cash Flows

(dollars in thousands, except per share data)

(Unaudited)

	Successor	Successor	Predecessor
	Nine Months Ended September 30, 2014	July 26 - September 30, 2013	January 1 - August 30, 2013
Cash flows from operating activities:
Net income (loss)	$5,530	$(4,640)	$32,185
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	41,324	4,594	16,886
Amortization of debt issuance costs and debt discount	8,560	191	—
Loss (gain) on disposal of property, plant and equipment	—	—	1,115
Gain from equity method investment	257	—	30
Share based compensation	344	—	—
Deferred taxes	6,619	254	182
Change in assets and liabilities:
Receivables	(7,202)	(4,396)	(8,655)
Inventories	(6,731)	2,294	(5,827)
Prepaid expenses and other current assets	(3,616)	(2,157)	(1,783)
Other long-term assets	—	—	429
Accounts payable	1,394	1,042	(5,738)
Accrued and other current liabilities	(1,154)	4,806	(3,996)
Other long term liabilities	383	—	(126)

Net cash provided by operating activities	45,708	1,988	24,702
Cash flows from investing activities:
Capital expenditures	(6,090)	(43)	(2,506)
Acquisition of predecessor	—	(700,082)	—
Capital contributions to equity method investment	—	—	(66)
Distributions from equity method investment	1,754	—	552

Net cash used in investing activities	(4,336)	(700,125)	(2,020)
Cash flows from financing activities:
Capital contribution (distribution) from (to) Lafarge NA, net	—	—	(22,682)
Capital contribution from Lone Star Funds	—	265,000	—
Net proceeds from issuance of common stock	151,354	436,700	—
Principal payments for First Lien Credit Agreement	(36,975)	—	—
Repayment of Second Lien Credit Agreement	(155,000)	—	—
Proceeds from revolving credit facility, net	—	28,500	—
Debt issuance costs	—	(15,289)	—

Net cash (used in) provided by financing activities	(40,621)	714,911	(22,682)

Effect of foreign exchange rates on cash and cash equivalents	(417)	(14)	—
Net change in cash and cash equivalents	334	16,760	—
Cash, beginning of period	11,822	—	—

Cash, end of period	$12,156	$16,760	$—

Description of Pro forma Adjustments for the Unaudited Combined Pro Forma Results of Operations for 2013

The following unaudited pro forma combined statements of operations data for the three and nine months ended September 30, 2013 have been derived by application of pro forma adjustments to our historical combined financial statements. The unaudited pro forma combined financial information is for illustrative and informational purposes only and does not purport to represent what our financial position or results of operations would have been if we had operated as a stand-alone public company during the periods presented or if the transactions described below had actually occurred as of the dates indicated, nor does it project our financial position at any future date or our results of operations or cash flows for any future period.

Our unaudited pro forma combined financial information has been prepared to reflect adjustments to our historical financial information that are: (1) directly attributable to the transactions described below; (2) factually supportable; and (3) expected to have a continuing impact on our results. The unaudited pro forma combined financial information does not include non-recurring items, including, but not limited to, legal and advisory fees related to our initial public offering. The unaudited pro forma combined financial information gives effect to the following transactions, or the Pro Forma Transactions, as if they had occurred as of January 1, 2012:

•	the acquisition;

•	the additional borrowings under our first and second lien credit agreements and the distribution of such borrowings to our sponsor, Lone Star;

•	the completion of our initial public offering

•	use of the proceeds of our initial public offering to repay debt; and

•	other adjustments described in the notes to the unaudited pro forma combined financial statements.

At the closing of the acquisition, we entered into a transitional services agreement, under which Lafarge provides certain services to us that were previously provided when we were wholly owned by Lafarge for fees specified in that agreement. The services include corporate services, such as information technology, accounting and finance services, marketing support, customer support, treasury, facility and other corporate and infrastructural services. We also incur additional costs for financial reporting and compliance, corporate governance, treasury and investor relations activities, which costs include additional compensation to current and future employees and professional fees to external service providers. No pro forma adjustments have been made to the historical financial statements to reflect the additional costs and expenses described in this paragraph.

Continental Building Products, Inc.

Pro Forma Combined Statements of Operations for the Three and Nine Months Ended September 30, 2013

(dollars in thousands)

(Unaudited)

	Successor	Predecessor			Pro Forma
	July 26 - September 30, 2013	July 1 - August 30, 2013	Pro forma Adjustments		Three Months Ended September 30, 2013

Net Sales	$35,630	$69,119	$—		$104,749
Costs, expenses and other income:
Cost of goods sold	31,537	56,190	2,900	(a)	90,627
Selling and administrative:
Direct	6,200	6,282	129	(b)	12,611
Allocated from Lafarge	—	1,175	—		1,175

Total selling and administrative	6,200	7,457	129		13,786

Total costs and operating expenses	37,737	63,647	3,029		104,413

Operating income (loss)	(2,107)	5,472	(3,029)		336
Other (expense) income, net	85	176	—		261
Interest expense, net	(2,364)	40	(3,465	) (c)	(5,789)

Income (loss) before earnings (losses) on equity method investment and income tax	(4,386)	5,688	(6,494)		(5,192)
Earnings (losses) from equity method investment	—	25	(25	) (d)	—

Income (loss) before income tax	(4,386)	5,713	(6,519)		(5,192)
Income tax (expense) benefit	(254)	(1)	—	(e)	(255)

Net income (loss)	$(4,640)	$5,712	$(6,519)		$(5,447)

	Successor	Predecessor			Pro Forma
	July 26 - September 30, 2013	January 1 - August 30, 2013	Pro forma Adjustments		Nine Months Ended September 30, 2013

Net Sales	$35,630	$252,248	$—		$287,878
Costs, expenses and other income:
Cost of goods sold	31,537	195,338	16,100	(a)	242,975
Selling and administrative:
Direct	6,200	19,338	386	(b)	25,924
Allocated from Lafarge	—	4,945	—		4,945

Total selling and administrative	6,200	24,283	386		30,869

Total costs and operating expenses	37,737	219,621	16,486		273,844

Operating income (loss)	(2,107)	32,627	(16,486)		14,034
Other (expense) income, net	85	(191)	—		(106)
Interest expense, net	(2,364)	(91)	(15,031	) (c)	(17,486)

Income (loss) before earnings (losses) on equity method investment and income tax	(4,386)	32,345	(31,517)		(3,558)
Earnings (losses) from equity method investment	—	(30)	30	(d)	—

Income (loss) before income tax	(4,386)	32,315	(31,487)		(3,558)
Income tax (expense) benefit	(254)	(130)	—	(e)	(384)

Net income (loss)	$(4,640)	$32,185	$(31,487)		$(3,942)

Notes to the unaudited pro forma statements of operations:

(a)	Purchase Accounting

The unaudited pro forma combined statements of operations reflect an adjustment for the increase in depreciation and amortization expenses related to the fair value adjustments to tangible and long-lived intangible assets with definite lives assuming the acquisition occurred at January 1, 2012. The incremental pro forma amortization expense for long-lived intangible assets with definite lives was $ 2.6 million and $10.4 million for the three and nine months ended September 30, 2013, respectively. The incremental pro forma depreciation expense for long-lived tangible assets was $1.8 million and $7.2 million for the three and nine months ended September 30, 2013, respectively.

The Successor results for the period July 26 to September 30, 2013 include an additional expense of $1.5 million for inventory that was stepped up to fair value as part of purchase accounting on August 30, 2013 and expensed through cost of sales as the inventory was sold. The unaudited pro forma combined statements of operations for both the three and nine months ended September 30, 2013 reflect an adjustment to lower cost of sales by $1.5 million as this purchase accounting adjustment is assumed to have taken place on January 1, 2012, the date that the transaction is assumed to have occurred for pro forma purposes.

(b)	Equity Awards

In conjunction with our initial public offering that we completed in February 2014, we granted approximately 142,000 stock options and 75,000 restricted shares to employees. The fair value of the restricted shares is based on the share price on the date of grant, which was the offering price of $14.00 per share. The unaudited combined statements of operations reflect compensation expense for this award assuming the awards were granted on January 1, 2012. Pro forma compensation expense of $0.1 million and $0.4 million has been recognized in selling and administrative expense for the three and nine months ended September 30, 2013 based on a vesting period of four years.

(c)	Debt Financing

In connection with the acquisition, we entered into a $320 million first lien credit agreement that also included a revolving credit facility of up to $50 million U.S. dollars, and a $120 million second lien credit agreement. At the closing of the acquisition, US $28.5 million was borrowed under the revolver. On December 2, 2013, we entered into amendments to the first lien credit agreement and the second lien credit agreement pursuant to which we issued additional term loans in an aggregate principal amount of $95 million under the first lien credit agreement and $35 million under the second lien credit agreement with the proceeds distributed as a return of capital to our owner, Lone Star. On February 10, we used the proceeds from our initial public offering and cash on hand to completely repay the $155 million due under the second lien credit Agreement. For our pro forma statements of operations, all three of these events are assumed to have happened on January 1, 2012 and result in the unaudited pro forma combined statements of operations reflecting an adjustment for interest expense and the amortization of deferred financing costs on the $415 million first lien term loans and approximately $28.5 million revolver borrowings. Incremental pro forma interest expense was $3.5 million and $15.0 million for the three and nine months ended September 30, 2013, respectively.

The borrowings for the debt assumed to be outstanding at January 1, 2012 are floating rate at LIBOR plus a specified spread (plus 3.75% for the first lien term loans and plus 3.00% for the revolver), with the agreements stipulating a LIBOR floor of 1%. A rise of current interest rate levels to above the 1% floor would be required to increase our interest expense and a reduction in interest rates would have no impact. As of September 30, 2014, we had elected to use three month LIBOR with a rate of 0.25%. A hypothetical 1% increase in interest rates would have increased interest expense by $0.2 million and $0.7 million for the pro forma three and nine months ended September 30, 2013, respectively.

The termination fee of $2.0 million for the asset advisory agreement with an affiliate of Lone Star and the $3.1 million for the 2% call premium on early repayment of our second lien credit agreement were not included in the pro forma income statement as each represents a non-recurring expense.

(d)	Interest in Seven Hills

As of the acquisition and through September 30, 2013, the equity interest in Seven Hills remained with Lafarge. Under the terms of the Asset Purchase Agreement entered into in connection with the acquisition, Lafarge is passing through all of the benefits and burdens of the Joint Venture Agreement and the other operative agreements to us, and our supply of paper from the joint venture has continued after the closing of the acquisition under the same terms and conditions as existed prior to the acquisition. We elected to measure this financial interest in Seven Hills at fair value and the pro forma combined statements of operations eliminate the equity earnings of this investment.

(e)	Income Taxes

Due to our limited history and the history of pre-tax losses generated by the Predecessor, deferred tax benefits were not recorded on the pro forma adjustments.

Reconciliation of GAAP Measures to Non-GAAP Measures

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Earnings Per Share have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, Generally Accepted Accounting Principles (“GAAP”). We have presented EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Earnings Per Share as supplemental performance measures because we believe that they facilitate a comparative assessment of our operating performance relative to our performance based on our results under GAAP while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that we believe do not reflect our operations and underlying operational performance. Management also believes that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Earnings Per Share are useful to investors because they present a better reflection of our performance as an independent company following the acquisition and allows investors to view our business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Earnings Per Share may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Earnings Per Share in the same manner as we do. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Earnings Per Share are not measurements of our financial performance under GAAP and should not be considered in isolation or as alternatives to operating income determined in accordance with GAAP or any other financial statement data presented as indicators of financial performance or liquidity, each as calculated and presented in accordance with GAAP.

The following is a reconciliation of operating income to EBITDA, adjusted EBITDA and adjusted EBITDA margin:

		Successor	Successor	Predecessor	Pro Forma
(in thousands)		Three Months Ended September 30, 2014	July 26 - September 30, 2013	July 1 - August 30, 2013	Three Months Ended September 30, 2013
Operating Income - GAAP Measure		$20,209	$(2,107)	$5,472	$336
Depreciation and amortization		13,511	4,594	4,396	13,390

EBITDA - Non-GAAP Measure		33,720	2,487	9,868	13,726
Pension and post-retiree costs retained by Lafarge	(a)	—	—	1,961	1,961
Master Brand Agreement	(b)	—	—	744	744
Newark lease termination	(c)		—	2,556	2,556
Co-generation lease termination	(d)		2,075	1,195	3,270
Acquisition costs	(e)		3,296	—	3,296
Inventory step-up	(f)		1,500	—	—

Adjusted EBITDA - Non-GAAP Measure		$33,720	$9,358	$16,324	$25,553

Adjusted EBITDA Margin - Adjusted EBITDA as a percentage of net sales - Non-GAAP Measure		29.6%	26.3%	23.6%	24.4%

		Successor	Successor	Predecessor	Pro forma
(in thousands)		Nine Months Ended September 30, 2014	July 26 - September 30, 2013	January 1 - August 30, 2013	Nine Months Ended September 30, 2013
Operating Income - GAAP Measure		$39,292	$(2,107)	$32,627	$14,034
Depreciation and amortization		41,324	4,594	16,886	39,080

EBITDA - Non-GAAP Measure		80,616	2,487	49,513	53,114
Pension and post-retiree costs retained by Lafarge	(a)	—	—	7,636	7,636
Master Brand Agreement	(b)	—	—	3,004	3,004
Newark lease termination	(c)	—	—	2,556	2,556
Co-generation lease termination	(d)		2,075	1,195	3,270
Acquisition costs	(e)		3,296	—	3,296
Inventory step-up	(f)		1,500	—	—

Adjusted EBITDA - Non-GAAP Measure		$80,616	$9,358	$63,904	$72,876

Adjusted EBITDA Margin - Adjusted EBITDA as a percentage of net sales - Non-GAAP Measure		26.5%	26.3%	25.3%	25.3%

(a)	Lafarge N.A. retained the pension and post-retiree liabilities related to its gypsum division and no new plans have been established by us. The adjustment represents pension and post-retiree benefit costs allocated to the Predecessor.
(b)	Adjusts for the amounts paid to Lafarge S.A. under the master brand agreements by Lafarge S.A. that were discontinued after the acquisition.
(c)	Adjusts for the payment of a lease termination fee for the Port of Newark related the Newark, New Jersey gypsum wallboard plant that was closed.
(d)	Adjusts for the payment of a lease termination fee to discontinue the use of the co-generation power plant.
(e)	Adjusts for the transaction costs associated with the acquisition.
(f)	Adjusts for step-up to fair value of inventory that increased cost of sales for one month after the acquisition.

The following is a reconciliation of net income (loss) and earnings (loss) per share to adjusted net income and adjusted earnings per share:

		Successor	Pro Forma	Successor	Pro Forma
		Three Months Ended September 30, 2014	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Net income (loss): GAAP Measure		$9,486	$(5,447)	$5,530	$(3,942)
Termination fee for advisory agreement, after tax	(a)	—	—	1,318	—
Call premium for Second Lien Credit Agreement, after tax	(b)	—	—	2,044	—
Expense of original issue discount and deferred financing fees for debt repayment, after tax	(c)	—	—	4,570	—
Pension and post-retiree costs retained by Lafarge, after tax	(d)	—	1,961	—	7,636
Master Brand Agreement, after tax	(e)	—	744	—	3,004
Newark lease termination, after tax	(f)	—	2,556	—	2,556
Co-generation lease termination, after tax	(g)	—	2,554	—	2,554
Acquisition costs, after tax	(h)	—	2,159	—	2,159

Adjusted net income (loss): non-GAAP measure		$9,486	$4,527	$13,462	$13,967

		Successor	Pro Forma	Successor	Pro Forma
		Three Months Ended September 30, 2014	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Earnings (loss) per share, fully diluted: GAAP measure		$0.22	$(0.12)	$0.13	$(0.09)
Termination fee for advisory agreement, after tax	(a)	—	—	0.03	—
Call premium for Second Lien Credit Agreement, after tax	(b)	—	—	0.05	—
Expense of original issue discount and deferred financing fees for debt repayment, after tax	(c)	—	—	0.11	—
Pension and post-retiree costs retained by Lafarge, after tax	(d)	—	0.03	—	0.17
Master Brand Agreement, after tax	(e)	—	0.02	—	0.07
Newark lease termination, after tax	(f)	—	0.06	—	0.06
Co-generation lease termination, after tax	(g)	—	0.06	—	0.06
Acquisition costs, after tax	(h)	—	0.05	—	0.05

Adjusted earnings (loss) per share, fully diluted: non-GAAP measure		$0.22	$0.10	$0.32	$0.32

(a)	Adjusts for the payment of a termination fee for an asset advisory agreement with an affiliate of Lone Star for $2.0 million.
(b)	Adjusts for the call premium that was expensed as part of the early retirement of our entire second lien credit agreement.
(c)	Adjusts for the remaining original issue discount and deferred financing fees that were expensed as part of the early retirement of our second lien credit agreement.
(d)	Lafarge retained the pension and post-retiree liabilities related to its gypsum division and no new plans have been established by us. The adjustment represents pension and post-retiree benefit costs allocated to the Predecessor.
(e)	Adjusts for the amounts paid to Lafarge S.A. under the master brand agreements by Lafarge S.A. that were discontinued after the acquisition.
(f)	Adjusts for the payment of a lease termination fee for the Port of Newark related the Newark, New Jersey gypsum wallboard plant that was closed.
(g)	Adjusts for the payment of a lease termination fee to discontinue the use of the co-generation power plant.
(h)	Adjusts for the transaction costs associated with the acquisition.

Interim Volumes and Mill Net Prices

(unaudited)

	Predecessor
	Three Months Ended March 31, 2013	Three Months Ended June 30, 2013	July 1, 2013 to August 30, 2013
Volumes (million square feet)	438	523	373
Mill net Price per MSF - Total	$146.97	$149.56	$145.43
Mill net Price per MSF - U.S. only	$149.63	$152.34	$147.50

	Successor
	July 26, 2013 to September 30, 2013	Three Months Ended December 31, 2013	Three Months Ended March 31, 2014	Three Months Ended June 30, 2014	Three Months Ended September 30, 2014
Volumes (million square feet)	195	632	438	525	590
Mill net Price per MSF - Total	$144.06	$143.04	$157.32	$155.76	$154.10
Mill net Price per MSF - U.S. only	$146.10	$144.23	$160.83	$159.18	$156.72